Exhibit 2.1

ARRANGEMENT AND REORGANIZATION AGREEMENT

THIS ARRANGEMENT AND REORGANIZATION AGREEMENT is dated as of October 31, 2019,

BETWEEN:

ENCANA CORPORATION, a corporation existing under the laws of Canada (“Encana”)

- and -

1847432 ALBERTA ULC, an unlimited liability corporation existing under the laws of Alberta (“184Co”)

RECITALS:

A.

Encana and 184Co (as predecessor to Ovintiv by way of the Amalgamation to occur prior to the Effective Date) wish to effect the Reorganization pursuant to which, among other things, all of the existing Encana Common Shares will be consolidated on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”) and ultimately exchanged for newly issued Ovintiv Common Shares and Ovintiv will become the parent company of Encana, following which Ovintiv will be re-domesticated as a Delaware corporation;

B.	Encana intends to propose the Reorganization to its Securityholders on the terms and conditions set forth herein and in the Plan of Arrangement;

C.

The board of directors of Encana has unanimously determined that this Agreement and the Reorganization (including the Plan of Arrangement and transactions contemplated hereby and thereby) are in the best interests of Encana;

D.

The board of directors of 184Co (as predecessor to Ovintiv by way of the Amalgamation to occur prior to the Effective Date) has unanimously determined that this Agreement and the Reorganization (including the Plan of Arrangement and transactions contemplated hereby and thereby) are in the best interests of 184Co;

E.

The Parties intend that each of the Share Consolidation, the Share Exchange (together with the conversion of Encana to an unlimited liability corporation) and the U.S. Domestication will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations, and that this Agreement (including the Plan of Arrangement) be adopted as a “plan of reorganization” for purposes of the Code and the Treasury Regulations thereunder; and

F.	The Parties have entered into this Agreement to provide for the matters referred to in the foregoing Recitals and for other matters related to the transaction provided for in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1    Defined Terms

As used in this Agreement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

“Agreement” means this arrangement and reorganization agreement as it may be amended, supplemented or otherwise modified from time to time;

“Alenco” means Alenco Inc., a Delaware corporation that, immediately prior to the Effective Time, is a direct wholly-owned subsidiary of Encana;

“Alenco-Encana Debt” means the debt owed by Alenco to Encana immediately prior to the Effective Time;

“Alenco Shares” means the shares of common stock of Alenco;

“Amalgamation” means the amalgamation, to occur prior to the Effective Date, of (i) a new wholly-owned subsidiary of Encana to be incorporated under the CBCA prior to the Effective Date, and (ii) 184Co (following its conversion to a limited corporation under the ABCA and its continuance to the CBCA prior to the Effective Date), to form Ovintiv, a corporation existing under the CBCA;

“Arrangement” means the arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set out in the Plan of Arrangement, as supplemented, modified or amended in accordance with the terms of this Agreement and the Plan of Arrangement, which arrangement forms part of the Reorganization;

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder;

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta or New York, New York, but does not in any event include a Saturday or Sunday or statutory holiday in Calgary, Alberta, or New York, New York;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 193(7) of the CBCA in respect of the Articles of Arrangement, giving effect to the Arrangement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Court” means the Court of Queen’s Bench of Alberta;

“Debt Indentures” means, collectively, (i) the indenture dated as of August 13, 2007 between Encana and The Bank of New York, (ii) the indenture dated as of November 14, 2011 between Encana and The Bank of New York Mellon, (iii) the indenture dated as of September 15, 2000 between Encana (as successor by amalgamation to Alberta Energy Company Ltd.) and The Bank of New York, (iv) the indenture dated as of November 5, 2001 between Encana (as successor by amalgamation to PanCanadian Petroleum Limited) and The Bank of Nova Scotia Trust Company of New York, and (v) the indenture dated as of October 2, 2003 between Encana and The Bank of New York, in each case together with all supplemental indentures and other amendments, supplements and modifications thereto;

“Dissent Rights” means the dissent rights in respect of the Reorganization described in the Plan of Arrangement;

“Dissenting Shareholder Obligation” means Encana’s obligations in respect of holders of Encana Common Shares who have validly exercised and not withdrawn Dissent Rights in respect of their Encana Common Shares (including to pay such holders the fair value for such shares as set forth in Section 5.1 of the Plan of Arrangement);

“Effective Date” means the date the Arrangement becomes effective under the CBCA, being the date shown on the Certificate of Arrangement, as set forth in Section 2.5;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the CBCA;

“Encana Debt” means all rights, obligations and indebtedness owing of Encana under the Debt Indentures;

“Encana Common Shares” means the common shares in the capital of Encana;

“Encana Incentive Awards” means, collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards granted by Encana prior to the Effective Date pursuant to the Encana Incentive Plans, and “Encana Incentive Award” means any one of them, as applicable;

“Encana Incentive Plans” means, collectively, (i) the Omnibus Incentive Plan of Encana Corporation, (ii) the Encana Corporation Employee Stock Option Plan, (iii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation, (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Restricted Share Unit Plan for Directors of Encana Corporation, and (viii) the Deferred Share Unit Plan for Directors of Encana Corporation, in each case including any schedules or appendices thereto, as amended from time to time, and “Encana Incentive Plan” means any one of them, as applicable;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 192(4)(e) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

“HoldCo” means a new corporation to be incorporated under the CBCA prior to the Effective Date as a wholly-owned subsidiary of Encana;

“HoldCo Common Shares” means the common shares of HoldCo to be issued to and owned by Encana prior to the Effective Date;

“Incentive Awardholders” means: (i) prior to the exchange of Encana Incentive Awards for Ovintiv Incentive Awards pursuant to the Arrangement, the holders of the Encana Incentive Awards; and (ii) after the exchange of Encana Incentive Awards for Ovintiv Incentive Awards pursuant to the Arrangement, the holders of the Ovintiv Incentive Awards;

“Information Circular” means the notice of the Meeting and accompanying proxy statement/management information circular and prospectus of Encana, together with all appendices, schedules and exhibits thereto, sent by Encana to the Securityholders in connection with the Meeting, as amended, supplemented or otherwise modified;

“Interim Order” means the interim order of the Court pursuant to subsection 192(4) of the CBCA relating to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise;

“Listing Time” means the time at which the Ovintiv Common Shares are listed for trading on the TSX;

“Meeting” means the special meeting of Securityholders, including any adjournment or postponement thereof, held in accordance with this Agreement and the Interim Order to consider the Reorganization;

“NYSE” means the New York Stock Exchange;

“Ovintiv” means Ovintiv Inc., (i) prior to the U.S. Domestication pursuant to Section 3.1(h), the CBCA corporation to be formed on the Amalgamation, and (ii) following the U.S. Domestication pursuant to Section 3.1(h), a Delaware corporation;

“Ovintiv Common Shares” means (i) prior to the U.S. Domestication pursuant to Section 3.1(h), the common shares in the capital of Ovintiv, and (ii) following the U.S. Domestication pursuant to Section 3.1(h), the shares of common stock, par value $0.01 per share, of Ovintiv;

“Ovintiv Incentive Awards” means collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards to be granted by Ovintiv pursuant to the Ovintiv Incentive Plans pursuant to the Arrangement in full and complete exchange and substitution for the Incentive Awards, and “Ovintiv Incentive Award” means any one of them, as applicable;

“Ovintiv Incentive Plans” means collectively, (i) the Omnibus Incentive Plan of Ovintiv, (ii) the Ovintiv Employee Stock Option Plan, (iii) the Ovintiv Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Ovintiv, (v) the Restricted Share Unit Plan for Employees of Ovintiv, (vi) the Deferred Share Unit Plan for Employees of Ovintiv, (vii) the Restricted Share Unit Plan for Directors of Ovintiv, and (viii) the Deferred Share Unit Plan for Directors of Ovintiv, in each case including any schedules or appendices thereto, as amended from time to time, and “Ovintiv Incentive Plan” means any one of them, as applicable;

“Parties” means Encana and 184Co, and “Party” means either of them;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity (as defined in this Agreement), syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement proposed under Section 192 of the CBCA, substantially in the form set out in Schedule A, and any amendments, variations or supplements thereto made from time to time in accordance with the terms thereof, this Agreement or made at the direction of the Court in the Final Order;

“Reorganization” means, collectively, the Arrangement and the transactions to be completed immediately following the Arrangement as set forth in Section 3.1 (including the U.S. Domestication);

“Reorganization Resolution” means the special resolution approving the Reorganization to be considered at the Meeting by Securityholders (which for greater certainty shall approve both the Arrangement and the U.S. Domestication that, together with the remainder of the transactions contemplated by Section 3.1, constitute the Reorganization);

“Securityholders” means, collectively, Shareholders and Incentive Awardholders;

“Share Consolidation” has the meaning ascribed thereto in the Recitals to this Agreement;

“Share Exchange” has the meaning ascribed thereto in the Plan of Arrangement;

“Shareholders” means: (i) prior to the exchange of Encana Common Shares for Ovintiv Common Shares pursuant to the Arrangement, the holders of the Encana Common Shares; and (ii) after the exchange of Encana Common Shares for, ultimately, Ovintiv Common Shares pursuant to the Arrangement, the holders of the Ovintiv Common Shares;

“Treasury Regulations” means the Treasury Regulations promulgated under the Code;

“TSX” means the Toronto Stock Exchange; and

“U.S. Domestication” means the continuance of Ovintiv from a CBCA corporation and its domestication as a Delaware corporation under the Delaware General Corporation Law, to be completed following completion of the Arrangement as part of the Reorganization pursuant to Section 3.1(h).

Section 1.2    Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. Except where otherwise specified, all sums of money which are referred to in this Agreement are expressed in U.S. dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (iii) unless stated otherwise, “Article”, “Section”, “subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article, Section or subsection or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)	Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement.

(6)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(7)

Computation of Time. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(8)	Time References. References to time are to local time in Calgary, Alberta.

Section 1.3    Schedules

The following schedules are attached to this Agreement and are incorporated by references into this Agreement and form a part thereof:

Schedule A – Form of Plan of Arrangement

ARTICLE 2

THE REORGANIZATION

Section 2.1    Reorganization

The Parties agree that the Reorganization will be implemented in accordance with the terms of and subject to the conditions contained in this Agreement (including, with respect to the Arrangement, the Plan of Arrangement).

For U.S. federal income tax purposes, the Parties intend that each of the Share Consolidation, the Share Exchange (together with the conversion of Encana to an unlimited liability corporation) and the U.S. Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder, and shall file all U.S. federal, state, local tax returns consistent with such treatment except to the extent otherwise required by Law.

Section 2.2    Interim Order

As soon as reasonably practicable after the date of this Agreement, Encana shall apply, pursuant to the CBCA, and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval for the Reorganization Resolution shall be the affirmative vote of not less than 66 2⁄3% of the votes cast on such Reorganization Resolution, in person or by proxy, by (i) the Securityholders, voting together as a single class, and (ii) the Shareholders, voting separately;

(c)	that, in all other respects, the terms, restrictions and conditions of Encana’s constating documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)	for the grant of Dissent Rights;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(f)	that the Meeting may be adjourned or postponed from time to time by Encana in accordance with the terms of this Agreement without the need for additional approval of the Court.

Section 2.3    The Meeting, Information Circular and Court Proceedings

(1)	Encana shall convene and conduct the Meeting in accordance with the Interim Order, Encana’s constating documents and Law as soon as reasonably practicable.

(2)

Encana shall prepare and complete the Information Circular together with any other documents required by Law in connection with the Meeting and the Reorganization, and Encana shall, as soon as practicable after obtaining the Interim Order, cause the Information Circular and such other documents to be filed and sent to each Securityholder and other Persons as required by the Interim Order and Law.

Section 2.4    Final Order

If the Interim Order is obtained and the Reorganization Resolution is passed at the Meeting as provided for in the Interim Order, Encana shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to subsection 192(4)(e) of the CBCA.

Section 2.5    Effective Date

Subject to the satisfaction, or, where not prohibited, the waiver by the Party or Parties for whose benefit such condition exists, of the conditions set forth in Section 2.8, the Parties shall send to the Director the Articles of Arrangement on such date upon which the Parties agree, the Arrangement shall become effective following the issuance of the Certificate of Arrangement, and the Parties shall complete the remainder of the transactions set forth in Section 3.1 to complete the Reorganization.

Section 2.6    Covenants

(1)

Encana and 184Co (including any successors thereof) shall, prior to and on the Effective Date, do or cause to be done all actions and things as are contemplated to be done by Encana, 184Co (including any successors thereof) and any other direct or indirect subsidiary of Encana under this Agreement and the Plan of Arrangement.

(2)	Without limiting the generality of Section 2.6(1), the Parties shall cause Ovintiv to:

(a)

assume, at the time described in the Plan of Arrangement, the obligations in respect of all Encana Incentive Awards under the Encana Incentive Plans in the form of Ovintiv Incentive Awards as provided in the Plan of Arrangement and to adopt the Ovintiv Incentive Plans, and take such corporate action as reasonably necessary to reserve for issuance a sufficient number of authorized, but unissued Ovintiv Common Shares for delivery upon the exercise or settlement of the applicable awards under the Ovintiv Incentive Awards; and

(b)

apply to list the Ovintiv Common Shares issuable pursuant to the Arrangement on the TSX and the NYSE, and use all commercially reasonable efforts to obtain the customary and required approvals for the listing of such Ovintiv Common Shares on the TSX and the NYSE.

Section 2.7    Pension Plans

The Parties agree to enter into an assignment and assumption agreement in respect of any registered pension plans or equivalent plans sponsored and administered by Encana or take such other actions as are necessary or desirable to effect the assumption by Ovintiv of such plans.

Section 2.8    Conditions Precedent to Completion of the Reorganization

The respective obligations of the Parties to complete the Reorganization are subject to the satisfaction, or mutual waiver by Encana and 184Co (including Ovintiv as its successor by way of the Amalgamation), on or before the Effective Date of each of the following conditions:

(a)	the Interim Order shall have been obtained in form and substance satisfactory to each of Encana and 184Co, each acting reasonably;

(b)	the Reorganization Resolution shall have been approved at the Meeting by (i) the Securityholders, voting together as a single class, and (ii) the Shareholders, as required by the Interim Order;

(c)

the Final Order shall have been granted in form and substance satisfactory to Encana and 184Co, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Encana or 184Co, each acting reasonably, on appeal or otherwise;

(d)

all approvals and consents, regulatory or otherwise, which are necessary or advisable in connection with the consummation of the transactions contemplated in this Agreement and in the Plan of Arrangement shall have been obtained (including, without limitation, the approvals of the TSX and NYSE as set forth in Section 2.6(2)(b));

(e)

the time period for the exercise of any Dissent Rights conferred upon Shareholders in respect of the Reorganization shall have expired and Shareholders shall not have exercised (or otherwise be deemed to have exercised) Dissent Rights with respect to that number of Common Shares that would make it inadvisable to proceed with the implementation of the Reorganization, as determined by Encana in its sole discretion;

(f)

no preliminary or permanent injunction, restraining order, cease trading order or order or decree of any Governmental Entity, and no law, regulation, policy, directive or order shall have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Reorganization or the transactions contemplated in this Agreement or in the Plan of Arrangement and no such action, proceeding or order shall, to the best of the knowledge of Encana or 184Co, be pending or threatened and, without limiting the generality of the foregoing, no Person shall have filed any notice of appeal of the Final Order, and no Person shall have communicated to Encana or 184Co any intention to appeal the Final Order which, in the reasonable opinion of the Encana or 184Co, would make it inadvisable to proceed with the implementation of the Reorganization; and

(g)	this Agreement shall not have been terminated pursuant to Section 4.2.

ARTICLE 3

POST-ARRANGEMENT REORGANIZATION TRANSACTIONS

Section 3.1    Matters to be Completed Immediately Post-Arrangement

Immediately following the completion of the Arrangement (as evidenced by the issuance of the Certificate of Arrangement), the Parties shall, and shall cause any other direct or indirect subsidiary of Encana or Ovintiv at such time, to complete the following transactions on the Effective Date at the times set forth below (or at such other times as may be mutually agreed to by Encana and 184Co):

(a)	Continuance of Encana to BCBCA. At 8:00 a.m., Encana will continue from a CBCA corporation to a limited liability corporation under the BCBCA;

(b)

Conversion of Encana to an Unlimited Liability Corporation. At 9:00 a.m., Encana will convert from a limited liability corporation to an unlimited liability corporation under the BCBCA and will change its name to “Ovintiv Canada ULC” (which shall continue to be referred to as “Encana” for the remainder of this Section 3.1);

(c)	Ovintiv Assumption of Encana Debt and Transfer of Alenco-Encana Debt and Alenco Shares. At 10:00 a.m., the following matters shall occur concurrently:

(i)

Pursuant to an assignment and assumption agreement between Encana and Ovintiv, Encana shall assign to Ovintiv, and Ovintiv shall assume from Encana, all of Encana’s obligations for the due and punctual payment of the principal of and interest, if any, (and premium, if any) on the Encana Debt and the performance and observance of every covenant of the Debt Indentures on the part of Encana to be performed or observed; and

(ii)	in exchange for Ovintiv taking the actions set forth in clause (i) above:

(A)

Encana shall transfer to Ovintiv, and Ovintiv shall assume from Encana, all of Encana’s rights in respect of the Alenco-Encana Debt (including to receive payments of interest and principal thereon); and

(B)

Encana shall transfer to Ovintiv a number of Alenco Shares having a fair market value equal to the principal amount of (less any discount inherent in) the Encana Debt less the fair market value of the Alenco-Encana Debt;

(d)	Encana Repurchase of Encana Common Shares and Distribution of Alenco Shares and HoldCo Common Shares. At 10:01 a.m., Encana shall, and shall be deemed to, concurrently:

(i)

repurchase a number of issued and outstanding Encana Common Shares held by Ovintiv having an aggregate fair market value equal to the aggregate fair market value of the remaining Alenco Shares held by Encana and the fair market value of the HoldCo Common Shares held by Encana, and such repurchased Encana Common Shares shall be cancelled and Ovintiv shall be removed as the holder of such repurchased Encana Common Shares from the register of Encana Common Shares maintained by or on behalf of Encana; and

(ii)

Encana shall, and shall be deemed to, distribute the remaining Alenco Shares held by Encana and the HoldCo Common Shares held by Encana referenced in clause (i) to Ovintiv as full payment and satisfaction therefor;

(e)	Assumption of Encana Debt by Ovintiv. At 10:02 a.m., in accordance with the terms of the Debt Indentures and pursuant to supplemental indentures thereto:

(i)

Ovintiv shall expressly assume Encana’s obligations for payment on the Encana Debt and the performance and observance of every covenant of the Debt Indentures on the part of Encana to be performed or observed;

(ii)	Ovintiv shall succeed to, and be substituted for, and may exercise every right and power of, Encana under the Encana Debt; and

(iii)	Encana shall be discharged from all obligations and covenants under the Encana Debt;

(f)

Assumption of Dissenting Shareholder Obligation. At 10:03 a.m., pursuant to an assignment and assumption agreement between Ovintiv and Encana, Ovintiv shall expressly assume the Dissenting Shareholder Obligation as a contribution to the capital of the Encana Common Shares;

(g)

Contribution of Encana Common Shares to HoldCo. At 10:04 a.m., pursuant to a contribution agreement between Ovintiv and HoldCo, Ovintiv shall contribute the Encana Common Shares to HoldCo in exchange for the issuance by HoldCo to Ovintiv of additional HoldCo Common Shares; and

(h)

U.S. Domestication of Ovintiv and Appointment of Ovintiv Directors. Following completion of the transactions in Section 3.1(g) and in any event following the Listing Time, the following matters shall occur concurrently:

(i)	Ovintiv shall be continued from a CBCA corporation and shall be domesticated as a Delaware corporation under the Delaware General Corporation Law; and

(ii)

the board of directors of Ovintiv shall be reconstituted such that the directors of Encana immediately prior to the Effective Time shall comprise the board of directors of Ovintiv, effective as of the time Ovintiv is domesticated as a Delaware corporation under the Delaware General Corporation Law.

ARTICLE 4

TERM AND TERMINATION

Section 4.1    Term

This Agreement shall be effective from the date hereof until the earlier of the completion of the Reorganization and the termination of this Agreement in accordance with its terms.

Section 4.2    Termination of Agreement

This Agreement may be terminated prior to the Effective Time:

(a)	by Encana for any reason on written notice to 184Co;

(b)	by mutual written agreement of the Parties; or

(c)

by any party if the Meeting is duly convened and held and the Reorganization Resolution is voted on and not approved by (i) the Securityholders, voting together as a single class, and (ii) the Shareholders, as required by the Interim Order.

ARTICLE 5

GENERAL

Section 5.1    Amendments

This Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than completion of the Reorganization, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Securityholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(c)	modify any conditions contained in this Agreement;

provided that (i) the Plan of Arrangement may be amended in accordance with Article 6 thereof, and (ii) any amendment to Section 3.1(h) or to any other provision of Section 3.1 to which the Interim Order or the Final Order applies may only be amended in accordance with Article 6 of the Plan of Arrangement as if such section or provision formed part of the Plan of Arrangement.

Section 5.2    Notices

All notices and other communications hereunder shall be in writing and shall be delivered by hand to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice:

(a)	if to Encana:

4400, 500 Centre Street S.E.

Calgary, Alberta T2P 2S5

Attention:            Joanne L. Alexander

(b)	and if to 184Co:

4400, 500 Centre Street S.E.

Calgary, Alberta T2P 2S5

Attention:            Corey D. Code

The date of receipt of any such notice shall be deemed to be the date of delivery thereof (unless such delivery is received after business hours, in which case the date of receipt shall be deemed to be the next Business Day in the place of receipt).

Section 5.3    Time of the Essence

Time is of the essence in this Agreement.

Section 5.4    Third Party Beneficiaries

The Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person, other than the Parties, and no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement (including all express or implied terms) in any action, suit, proceeding hearing or other forum.

Section 5.5    Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 5.6    Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

Section 5.7    Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of Encana, 184Co and their respective successors (including in the case of 184Co, Ovintiv) and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 5.8    Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.9    Release

Subject to the CBCA (in the case of Encana) and the ABCA (in the case of 184Co), no director, officer or employee of the Parties shall have any personal liability for anything done or purported to be done in connection with the transaction contemplated by this Agreement. Each of the Parties to this Agreement receives and holds the benefit of this release, to the extent that it relates to its directors, officers or employees, as agents for them.

Section 5.10    Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 5.11    Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar form of executed electronic copy of this Agreement, and such facsimile or similar form of executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ENCANA CORPORATION

By:	/s/ Joanne L. Alexander
Joanne L. Alexander Executive Vice-President, General Counsel & Corporate Secretary

1847432 ALBERTA ULC

By:	/s/ Corey D. Code
Corey D. Code Chief Financial Officer

SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” mean and refer to the arrangement pursuant to section 192 of the CBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, as supplemented, modified or amended in accordance with this Plan of Arrangement and the Arrangement and Reorganization Agreement, and not to any particular articles, section or other portion hereof, which arrangement forms part of the Reorganization;

“Arrangement and Reorganization Agreement” means the arrangement and reorganization agreement made as of October 31, 2019 between Encana and 1847432 Alberta ULC, as predecessor by amalgamation to Ovintiv, with respect to the Arrangement, and all amendments thereto;

“Articles of Arrangement” means the articles of arrangement of Encana and Ovintiv in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted;

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta or New York, New York, but does not in any event include a Saturday or Sunday or statutory holiday in Calgary, Alberta or New York, New York;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 193(7) of the CBCA in respect of the Articles of Arrangement, giving effect to the Arrangement;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as Encana may appoint to act as depositary for the Encana Common Shares in relation to the Arrangement;

“Director” means the Director duly appointed under section 260 of the CBCA;

“Dissent Rights” means the dissent rights in respect of the Reorganization described in section 5.1;

“Dissenting Shareholder” means any registered Shareholder who has duly and validly exercised its Dissent Rights pursuant to section 5.1 and the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights before the Effective Time;

“Dissenting Shares” means Encana Common Shares held by Dissenting Shareholders;

“Effective Date” means the date the Arrangement becomes effective under the CBCA, being the date shown on the Certificate of Arrangement;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the CBCA;

“Encana” means Encana Corporation, a corporation existing under the CBCA;

“Encana Common Shares” means the common shares in the capital of Encana;

“Encana DRIP” means Encana’s dividend reinvestment plan dated as of April 21, 2008, as amended and restated March 25, 2013;

“Encana Incentive Awards” means, collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards granted by Encana prior to the Effective Date pursuant to the Encana Incentive Plans, and “Encana Incentive Award” means any one of them, as applicable;

“Encana Incentive Plans” means, collectively, (i) the Omnibus Incentive Plan of Encana Corporation, (ii) the Encana Corporation Employee Stock Option Plan, (iii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation, (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Restricted Share Unit Plan for Directors of Encana Corporation, and (viii) the Deferred Share Unit Plan for Directors of Encana Corporation, in each case including any schedules or appendices thereto, as amended from time to time, and “Encana Incentive Plan” means any one of them, as applicable;

“Encana Rights Plan” means the amended and restated shareholder rights plan agreement dated as of April 30, 2019 between Encana and AST Trust Company (Canada);

“Encana Securities” means, collectively, the Encana Common Shares and the Encana Incentive Awards;

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Amount” has the meaning set forth in section 3.1(f);

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 192(4)(e) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Incentive Awardholders” means (i) prior to the exchange of Encana Incentive Awards for Ovintiv Incentive Awards in section 3.1(h), the holders of the Encana Incentive Awards, and (ii) after the exchange of Encana Incentive Awards for Ovintiv Incentive Awards in section 3.1(h), the holders of the Ovintiv Incentive Awards;

“Information Circular” means the notice of the Meeting and accompanying information circular and proxy statement of Encana, together with all appendices, schedules and exhibits thereto, sent by Encana to the Securityholders in connection with the Meeting, as amended, supplemented or otherwise modified;

“Initial Distribution Amount” has the meaning set forth in section 3.1(e);

“Initial Ovintiv Common Shares” means the 1,000 Ovintiv Common Shares issued and outstanding immediately prior to the Effective Time, all of which are held by Encana at such time;

“Interim Order” means the interim order of the Court pursuant to subsection 192(4) of the CBCA relating to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Letter of Transmittal” means the letter of transmittal enclosed with the Information Circular pursuant to which registered Shareholders shall deliver certificates representing the Encana Common Shares in exchange for certificates representing Ovintiv Common Shares in connection with the Arrangement;

“Meeting” means the special meeting of Securityholders, including any adjournment or postponement thereof, held in accordance with the Arrangement and Reorganization Agreement and the Interim Order to consider the Reorganization;

“NYSE” means the New York Stock Exchange;

“Ovintiv” means Ovintiv Inc., (i) immediately prior to the Effective Time and prior to the U.S. Domestication following completion of the Arrangement, a corporation existing under the CBCA, and (ii) following completion of the Arrangement and the U.S. Domestication, a Delaware corporation;

“Ovintiv Common Shares” means (i) from the period immediately prior to the Effective Time until the U.S. Domestication following completion of the Arrangement, the common shares in the capital of Ovintiv, and (ii) following completion of the Arrangement and the U.S. Domestication, the shares of common stock, par value $0.01 per share, of Ovintiv;

“Ovintiv Incentive Awards” means collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards to granted by Ovintiv pursuant to the Ovintiv Incentive Plans pursuant to the Arrangement in full and complete exchange and substitution for the Encana Incentive Awards, and “Ovintiv Incentive Award” means any one of them, as applicable;

“Ovintiv Incentive Plans” means collectively, (i) the Omnibus Incentive Plan of Ovintiv, (ii) the Ovintiv Employee Stock Option Plan, (iii) the Ovintiv Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Ovintiv, (v) the Restricted Share Unit Plan for Employees of Ovintiv, (vi) the Deferred Share Unit Plan for Employees of Ovintiv, (vii) the Restricted Share Unit Plan for Directors of Ovintiv, and (viii) the Deferred Share Unit Plan for Directors of Ovintiv, in each case including any schedules or appendices thereto, as amended from time to time, and “Ovintiv Incentive Plan” means any one of them, as applicable;

“Ovintiv Purchase Note” means, in respect of each issued and outstanding Encana Common Share at the applicable time (for greater certainty, after giving effect to the consolidation in section 3.1(d)), an unsecured, non-interest bearing, demand promissory note issued by Ovintiv with a principal amount equal to $0.25 and repayable at the option of Ovintiv by issuing a fixed number of Ovintiv Common Shares (which may be a fraction of an Ovintiv Common Share) having a fair market value equal to the principal amount of such note on the Effective Date; provided, however, that if the Trading Price is equal to or less than $6.30, no Ovintiv Purchase Note will be issued or exist;

“Ovintiv Voting Preferred Shares” means the redeemable, voting preferred shares in the capital of Ovintiv as such shares exist immediately prior to the Effective Time, all of which are held by Encana at such time;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity (as defined in the Arrangement and Reorganization Agreement), syndicate or other entity, whether or not having legal status;

“Plan”, “Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this Plan of Arrangement, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement and Reorganization Agreement or made at the direction of the Court in the Final Order;

“Reorganization” means, collectively, the Arrangement and the transactions to be completed immediately following the Arrangement as set forth in the Arrangement and Reorganization Agreement (including the U.S. Domestication);

“Securityholders” means, collectively, Shareholders and Incentive Awardholders;

“Share Exchange” has the meaning set forth in section 3.1(f);

“Shareholders” means (i) prior to the exchange of Encana Common Shares for Ovintiv Common Shares in section 3.1(f), the holders of the Encana Common Shares, and (ii) after the exchange of Encana Common Shares for, ultimately, Ovintiv Common Shares in section 3.1(f), the holders of the Ovintiv Common Shares;

“Subscription Amount” has the meaning set forth in section 3.1(g);

“Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.) and the regulations thereto, as now in effect and as they may be amended from time to time prior to the Effective Time;

“Trading Price” means the closing trading price of an Encana Common Share (on a pre-consolidated basis) on the NYSE on the day before the Effective Date; and

“U.S. Domestication” means the continuance of Ovintiv from a CBCA corporation and its domestication as a Delaware corporation under the Delaware General Corporation Law, to be completed following completion of the Arrangement as part of the Reorganization pursuant to the Arrangement and Reorganization Agreement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “section”, “subsection” or “paragraph” followed by a number and/or a letter refer to the specified Article, section, subsection or paragraph of this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Words importing gender include all genders. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time in Calgary, Alberta unless otherwise stipulated herein or therein.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money or “dollars” or “$” are expressed in lawful money of the United States.

1.7	Statutory References

References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations or rules promulgated thereunder from time to time in effect.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

2.1	Arrangement and Reorganization Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement and Reorganization Agreement.

2.2	Effectiveness

This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective at, and be binding upon Encana, Ovintiv, all Securityholders, and all other Persons as and from the Effective Time, without any further act or formality required on the part of any Person except as expressly provided herein.

2.3	Certificate of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

2.4	Effective Time

Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any party or Person until the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1	The Arrangement

Commencing at 6:00 a.m. (Mountain Time) on the Effective Date, each of the events set out below shall occur and be deemed to occur in the following sequence and one minute following the event(s) described in the immediately preceding section, without any further act or formality, unless specifically noted:

Termination of Encana Rights Plan

(a)	the Encana Rights Plan shall terminate and cease to have any further force or effect, and all rights issued pursuant to the Encana Rights Plan shall be cancelled without any payment therefor;

Termination of the Encana DRIP

(b)

the Encana DRIP shall terminate and cease to have any further force or effect (other than the requirements therein relating to the treatment of fractional Encana Common Shares held for a participant’s account thereunder, subject to the adjustments to be made to the Encana Common Shares pursuant to this Plan of Arrangement), and Encana’s public disclosure of the completion of the Arrangement shall constitute, and be deemed to constitute, written notice to the Shareholders of the termination of the Encana DRIP;

Dissenting Shareholders

(c)

subject to section 5.1, each of the Encana Common Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to Encana (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against Encana for the amount determined in accordance with section 5.1, and:

(i)

such Dissenting Shareholders shall cease to be the holders of such Encana Common Shares and to have any rights as holders of such Encana Common Shares (including for the purposes of any matter concerning the Encana Common Shares or the Shareholders in the remainder of this section 3.1), other than the right to be paid fair value for such Encana Common Shares as set out in section 5.1; and

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Encana Common Shares from the registers of Encana Common Shares maintained by or on behalf of Encana;

Consolidation of Encana Common Shares

(d)

the Encana Common Shares shall be consolidated such that each pre-consolidation Encana Common Share will be exchanged for 0.2 of a post-consolidation Encana Common Share, and any fractional Encana Common Share held by a registered Shareholder after such consolidation shall be (i) with respect to any fraction equal to or greater than 0.5, rounded up to the next highest whole number of Encana Common Shares; and (ii) with respect to any fraction less than 0.5, rounded down to the next lowest whole number of Encana Common Shares, as contemplated in section 4.4;

Distribution of Initial Distribution Amount

(e)

Encana shall, and shall be deemed to, declare a dividend on the Encana Common Shares, and shall pay such dividend by distributing a fraction of an Initial Ovintiv Common Share in respect of each issued and outstanding Encana Common Share (the “Initial Distribution Amount”) such that all of the Initial Ovintiv Common Shares are distributed to the Shareholders with each Shareholder receiving a pro rata number of such fractional Initial Ovintiv Common Shares based upon the proportion of the number of Encana Common Shares held by such Shareholder relative to the aggregate number of issued and outstanding Encana Common Shares at such time;

Exchange of Encana Common Shares

(f)

each issued and outstanding Encana Common Share (for greater certainty, as such Encana Common Shares exist following the consolidation in section 3.1(d)) shall be, and shall be deemed to be, transferred to and acquired by Ovintiv (free and clear of any Encumbrances) in exchange for (i) if the Trading Price exceeds $6.30, the issuance by Ovintiv to such Shareholder of a fraction of an Ovintiv Common Share (the “Exchange Amount”) and an Ovintiv Purchase Note, such that the sum of the Initial Distribution Amount issued pursuant to section 3.1(e), the Exchange Amount issued pursuant to this section 3.1(f) and the Subscription Amount (if any) issued pursuant to section 3.1(g) equals 1.0 Ovintiv Common Share, or (ii) if the Trading Price is equal to or less than $6.30, the issuance by Ovintiv of an Exchange Amount such that the sum of the Initial Distribution Amount issued pursuant to section 3.1(e) and the Exchange Amount issued pursuant to this section 3.1(f) equals 1.0 Ovintiv Common Share (and for greater certainty, if the Trading Price is equal to or less than $6.30, no Ovintiv Purchase Note will be issued or exist) (the foregoing transactions collectively referred to as the “Share Exchange”); and as a result thereof:

(i)

the Shareholders whose Encana Common Shares have been so transferred shall cease to be, and shall be deemed to cease to be, holders of such Encana Common Shares and to have any rights as holders of such Encana Common Shares other than the right to receive the consideration to which they are entitled pursuant to this Arrangement;

(ii)	such Shareholders’ names shall be removed as the holders from the register of Encana Common Shares maintained by or on behalf of Encana;

(iii)

Ovintiv shall be deemed to be the transferee of such Encana Common Shares (free and clear of any Encumbrances) and shall be, and shall be deemed to be, entered in the register of Encana Common Shares maintained by or on behalf of Encana; and

(iv)

in accordance with the CBCA, an amount will be added to the stated capital account for the Ovintiv Common Shares equal to the aggregate fair market value of the consideration received by Ovintiv in exchange for such Ovintiv Common Shares, and concurrently with the foregoing, the Ovintiv Voting Preferred Shares shall be automatically redeemed by Ovintiv in accordance with their terms for no additional consideration, and shall be cancelled;

Subscription for Additional Ovintiv Common Shares

(g)

if Ovintiv Purchase Notes were issued pursuant to section 3.1(f), each holder of such Ovintiv Purchase Notes shall, and shall be deemed to, subscribe for, in respect of each Ovintiv Purchase Note, an additional fraction of an Ovintiv Common Share having a fair market value equal to the principal amount of an Ovintiv Purchase Note issued to such holder in section 3.1(f), if any (the “Subscription Amount”) (such that, for greater certainty, the sum of the Initial Distribution Amount issued pursuant to section 3.1(e), the Exchange Amount issued pursuant to section 3.1(f) and the Subscription Amount (if any) issued pursuant to this section 3.1(g) equals 1.0 Ovintiv Common Share), and as payment therefor, the Ovintiv Purchase Notes held by such holder shall be deemed to be satisfied and cancelled, and in accordance with the CBCA, an amount will be added to the stated capital account for the Ovintiv Common Shares equal to the aggregate fair market value of the consideration received by Ovintiv in exchange for such Ovintiv Common Shares issued pursuant to this section 3.1(g); and

Exchange of Encana Incentive Awards for Ovintiv Incentive Awards

(h)

Encana shall assign to Ovintiv, and Ovintiv shall assume, all of Encana’s rights and obligations under the Encana Incentive Plans and all awards and grants thereunder as a successor to Encana thereunder, and consistent with the terms of the Encana Incentive Plans and the Encana Incentive Awards:

(i)

each Encana Incentive Award outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, exchanged for an Ovintiv Incentive Award identical to such Encana Incentive Award in all material respects (and for greater certainty, the exchange of Encana Incentive Awards that are stock options for Ovintiv Incentive Awards that are stock options shall meet the conditions of subsection 7(1.4) of the Tax Act), without any further action on the part of any Incentive Awardholder, Encana or Ovintiv, and the holders of such Encana Incentive Awards shall cease to be holders of such Encana Incentive Awards and to have any rights as holders of such Encana Incentive Awards, and such Incentive Awardholders’ names shall be removed as the holders from the register or records of Encana Incentive Awards maintained by or on behalf of Encana and such Incentive Awardholders’ names shall be added as the holders of Ovintiv Incentive Awards in the register or records of Ovintiv Incentive Awards maintained by or on behalf of Ovintiv; and

(ii)

the Encana Incentive Plans, and any award or grant agreement or any other document evidencing ownership of or a right to an Encana Incentive Award, shall be assigned to, and be assumed by, Ovintiv in their entirety as the Ovintiv Incentive Plans and award and grant agreements or other documents evidencing ownership of rights to an Ovintiv Incentive Award made thereunder (including by the issuance of awards and grants by Ovintiv to replace such Encana Incentive Awards), with such administrative and ancillary amendments necessary to give the intended effect to such plans, agreements and documents, and neither Encana nor Ovintiv shall have any liabilities or obligations with respect to any Encana Incentive Plan or such agreements or documents.

ARTICLE 4

CERTIFICATES, PAYMENTS AND FRACTIONAL SHARES

4.1	Payment of Consideration

(a)

Forthwith following the completion of the Reorganization, Ovintiv shall, subject to section 4.1(b), cause to be issued to the Securityholders the amounts issuable in respect of the Encana Securities required by section 3.1, and otherwise pursuant to the Reorganization. None of Encana, Ovintiv, the Depositary or any other Person shall be required to issue or make any certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) with respect to any Securityholder that represents any securities, rights or entitlements a Securityholder may have arising from or pursuant to an interim step in section 3.1 or the Arrangement and Reorganization Agreement, but instead any such certificates, agreements, notes, documents or electronic records, book entries or other instruments may be issued or made on an aggregate basis, taking into account the completion of all of the steps of this Plan of Arrangement as set forth in section 3.1 and those steps and transactions to be completed pursuant to the Arrangement and Reorganization Agreement as part of the Reorganization.

(b)

Upon surrender to the Depositary for cancellation of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding Encana Common Shares that were exchanged and transferred pursuant to section 3.1 and otherwise affected after giving effect to the Reorganization, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholders represented by such surrendered certificate(s) shall be entitled to receive, and the Depositary shall deliver to such holder, the consideration which such Shareholder has the right to receive under the Reorganization for such Encana Common Shares (including certificates representing the number of Ovintiv Common Shares issued to such holder under and in accordance with the Reorganization), less any amounts withheld pursuant to section 4.3, and any Encana Common Share certificate(s) so surrendered shall forthwith be cancelled.

(c)

From and after the completion of the Reorganization, and at the times contemplated in this Plan of Arrangement and the Arrangement and Reorganization Agreement, each certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) that immediately prior to the completion of the Reorganization represented Encana Securities shall be deemed to represent only the right to receive the consideration in respect of such Encana Securities required under this Plan of Arrangement and the Arrangement and Reorganization Agreement, as applicable, less any amounts withheld pursuant to section 4.3. Any such certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) formerly representing Encana Common Shares not duly surrendered on or before the day that is three years less one day from the Effective Date shall cease to represent a claim by or interest of any kind or nature against Encana or Ovintiv, including without limitation any Ovintiv Common Shares. On such date, any and all consideration to which such former holder was entitled shall be deemed to have been cancelled and none of Encana, Ovintiv or any other Person shall have any obligation to issue such Ovintiv Common Shares.

(d)

Any payment made by way of cheque by the Depositary or Ovintiv pursuant to this Plan of Arrangement or otherwise under the Reorganization that has not been deposited or has been returned to the Depositary or Ovintiv or that otherwise remains unclaimed, in each case, on or before the day that is three years less one day from the Effective Date shall be returned by the Depositary to Ovintiv, and any right or claim to payment hereunder that remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Encana Securities to receive the consideration for such Encana Securities pursuant to this Plan of Arrangement or otherwise under the Reorganization shall terminate and be deemed to be surrendered and forfeited for no consideration.

(e)

All dividends or other distributions made with respect to any Ovintiv Common Shares allotted and issued pursuant to the Reorganization but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends or other distributions and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes. Any money held by the Depositary in respect of such dividends or distributions that is unclaimed on or before the day that is three years less one day from the Effective Date shall be returned by the Depositary to Ovintiv and any right or claim to payment hereunder that remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Ovintiv Common Shares to receive such dividends or other distributions, or any interest thereon, shall terminate and be deemed to be surrendered and forfeited for no consideration.

(f)

No former holder of Encana Securities shall be entitled to receive any consideration with respect to such Encana Securities other than the consideration to which such former holder is entitled to receive pursuant to the Plan of Arrangement and the Arrangement and Reorganization Agreement, as applicable, and in accordance with this section 4.1 and, for greater certainty, except as specifically contemplated herein, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Encana Common Shares that were transferred pursuant to section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to the Reorganization. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be issued and delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Ovintiv (acting reasonably) in such sum as Ovintiv may direct, or otherwise indemnify Ovintiv in a manner satisfactory to Ovintiv, acting reasonably, against any claim that may be made against Ovintiv with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

Ovintiv, Encana and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Securityholder under the Reorganization (including, without limitation, any amounts payable pursuant to section 5.1 hereof), such amounts as Ovintiv, Encana or the Depositary determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such deducted and withheld amounts are remitted to the appropriate taxing authority.

4.4	Fractional Shares

No certificates representing fractional Encana Common Shares or Ovintiv Common Shares shall be issued. In lieu of any fractional share that each registered Shareholder or other applicable Person otherwise entitled to a fractional interest may be entitled upon the consolidation of the Encana Common Shares as a step in this Plan of Arrangement, such registered Shareholder will be deemed to receive: (a) with respect to any fraction equal to or greater than 0.5, the next highest whole number of Encana Common Shares; and (b) with respect to any fraction less than 0.5, the next lowest whole number of Encana Common Shares; and for greater certainty, such procedure shall not apply in respect of beneficial holders holding through a broker, investment dealer or other nominee. In respect of the exchange of Encana Common Shares for Ovintiv Common Shares pursuant to this Plan of Arrangement and the exchange of the Ovintiv Purchase Notes, if any, for Ovintiv Common Shares pursuant to this Plan of Arrangement, while individual steps relating to such exchange may provide for fractional share interests, such will be aggregated with all other steps related to the exchange prior to the issuance of any certificates for such Ovintiv Common Shares.

ARTICLE 5

DISSENT RIGHTS

5.1	Dissent Rights

Registered Shareholders may exercise Dissent Rights with respect to the Encana Common Shares held by such holders in connection with the Reorganization pursuant to the procedure set forth in section 190 of the CBCA, as modified by the Interim Order, provided that registered Shareholders who exercise such Dissent Rights and who:

(a)

are ultimately entitled to be paid fair value for their Encana Common Shares shall be deemed not to have participated in the transactions in Article 3 (other than section 3.1(c)) or otherwise in the Reorganization and shall be paid an amount equal to such fair value by Encana (less any amounts withheld pursuant to section 4.3) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement or otherwise under the Reorganization had such Shareholders not exercised their Dissent Rights in respect of such Encana Common Shares, and they shall be deemed to have transferred their Dissenting Shares to Encana for cancellation at the Effective Time, notwithstanding the provisions of section 190 of the CBCA; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Encana Common Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, and the remainder of the Reorganization on the same basis as a non-dissenting holder of Encana Common Shares and shall be entitled to receive only the consideration contemplated in section 3.1 (less any amounts withheld pursuant to section 4.3) and otherwise under the Reorganization that such Shareholder would have received pursuant to the Reorganization if such Shareholder had not exercised Dissent Rights, provided, however, that in no case shall Encana, Ovintiv or the Depositary or any other Person be required to recognize Shareholders who exercise Dissent Rights as Shareholders after the Effective Time.

In addition to any other restrictions under section 190 of the CBCA, none of the Shareholders who vote or have instructed a proxyholder to vote their Encana Common Shares in favour of the Reorganization shall be entitled to exercise Dissent Rights.

Encana may assign to Ovintiv, and Ovintiv may assume, any or all of Encana’s obligations in respect of the Dissent Rights as part of or in connection with the Reorganization.

ARTICLE 6

AMENDMENT

6.1	Amendment of this Plan of Arrangement

(a)

Encana and Ovintiv (or its predecessors) reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the Meeting and adversely affecting the economic interest of any Securityholder, approved by the Court; (ii) communicated to the Director; and (iii) if required by the Court, communicated to Securityholders in the manner required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Encana and Ovintiv (or its predecessors) (if consented to by all such parties, each acting reasonably) at any time prior to or at the Meeting with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by the Arrangement and Reorganization Agreement, by the Securityholders, shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting shall be effective only: (i) if it is consented to by Encana and Ovintiv (or its predecessors) (each acting reasonably); and (ii) if required by the Court or applicable law, it is consented to by the Securityholders.

(d)

This Plan of Arrangement may be amended, modified or supplemented following the Effective Time unilaterally by Ovintiv, provided that it concerns a matter that, in the reasonable opinion of Ovintiv, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Securityholder.